Exhibit C

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

November [__], 2008

This Amendment to Registration Rights Agreement (the “Amendment”) is made and entered into as of November [     ], 2008 by and among Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), and the other parties signatory hereto (each a “Holder” and collectively, the “Holders”). Reference is made to that certain Registration Rights Agreement (the “Agreement”) made and entered into as of March 14, 2008, by and among Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), and the investors signatory thereto. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

WHEREAS, pursuant to Section 2(a) of the Agreement, the Company prepared and filed with the Commission on April 11, 2008 a Registration Statement on Form S-3 (File No. 333-150204) (the “Registration Statement”) covering the resale of the Registrable Securities, which Registration Statement was declared effective by the Commission on November 10, 2008;

WHEREAS, pursuant to Section 2(c) of the Agreement, the Company is required to pay to each Holder liquidated damages in cash in an amount equal to [     ]% of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement for its Registrable Securities, as a result of the Registration Statement not being declared effective during the period from July 8, 2008 through November 10, 2008 (the “Liquidated Damages Amount”);

WHEREAS, Section 6(g) of the Agreement provides that the Agreement may be amended with the written consent of the Company and the Holders of no less than eighty percent of the then outstanding Registrable Securities; and

WHEREAS, the Company and the Holders signatory hereto wish to amend the Agreement pursuant to Section 6(g) of the Agreement to provide that the Liquidated Damages Amount shall be payable in shares of the Company’s Common Stock valued at the closing market price of the Common Stock on the NASDAQ Capital Market November [10], 2008, rounded down to the nearest whole share.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Holders agree as follows:

1. Notwithstanding anything in the Agreement to the contrary, the Liquidated Damages Amount payable to each Holder shall be payable in the number of newly issued shares of Common Stock, rounded down to the nearest whole share, equal to the Liquidated Damages Amount payable to such Holder divided by $[     ] (the closing market price of the Common Stock on the NASDAQ Capital Market on November [10], 2008) (the “Liquidated Damages Share Amount”). The Liquidated Damages Share Amount payable to each Holder is set forth on Annex A hereto. The Liquidated Damages Share Amount shall be the sole payment by the Company for any and all damages of the Holders arising out of the Registration Statement not being declared effective by the Commission prior to November 10, 2008. The Liquidated Damages Share Amount shall be delivered to each holder as promptly as practicable after the date of this Amendment.

2. This Amendment shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and performed entirely in New York by New York residents.

3. Except as expressly modified by this Amendment, the Agreement shall continue in full force and effect according to its terms, and the signatories below hereby ratify and affirm all their respective rights and obligations under the Agreement as amended by this Amendment. In the event of any conflict between this Amendment and the Agreement, this Amendment shall govern.

4. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Amendment. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

  IN WITNESS WHEREOF, the parties have executed this Amendment to Registration Rights Agreement as of the date first written above.

CORCEPT THERAPEUTICS INCORPORATED

By:
Name:
Title:

Holder

By:
Name:
Title:

ANNEX A

LIQUIDATED DAMAGES SHARE AMOUNTS

Holder	Liquidated Damages Share Amount